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EXHIBIT 99.1

Spirit Airlines Reports First Quarter 2022 Results

MIRAMAR, Fla., May 4, 2022 - Spirit Airlines, Inc. (NYSE: SAVE) today reported first quarter 2022 financial results.
Ended the first quarter 2022 with $1.6 billion of unrestricted cash, cash equivalents, short-term investment securities and liquidity available under the Company's revolving credit facility.

As Reported
(unaudited)
	First Quarter 2022	First Quarter 2021	First Quarter 2019

Total operating revenues	$967.3 million	$461.3 million	$855.8 million
Pre-tax income (loss)	$(244.0) million	$(138.2) million	$72.1 million
Net income (loss)	$(194.7) million	$(112.3) million	$56.1 million
Diluted earnings (loss) per share	$(1.79)	$(1.15)	$0.82

	Adjusted[1]
	First Quarter 2022	First Quarter 2021	First Quarter 2019

Adjusted EBITDA	$(108.2) million	$(204.0) million	$140.4 million
Adjusted EBITDA margin	(11.2)%	(44.2)%	16.4%
Adjusted Pre-tax income (loss)	$(216.9) million	$(312.2) million	$74.0 million
Adjusted Net income (loss)	$(173.5) million	$(245.9) million	$57.5 million
Adjusted Net income (loss) per share, diluted	$(1.60)	$(2.51)	$0.84

"Since mid-February 2022, we've seen a dramatic improvement in demand trends, with March total revenue per passenger segment up nearly 10 percent compared to March 2019. Our non-ticket production has been very strong driven by enhanced revenue management and merchandising of products that allow our Guests to customize their travel experience. As a result, we achieved record-high non-ticket revenue per passenger segment of $64.53 for the first quarter 2022, an increase of 14.8 percent compared to first quarter 2019, and we anticipate beating that record again in the second quarter 2022," said Ted Christie, Spirit's President and Chief Executive Officer. “In addition, based on our current booking trends, we expect second quarter 2022 ticket revenue per segment to be significantly higher than it was in the second quarter 2019.”

"I also want to acknowledge and thank the entire Spirit team for their continued efforts to care for our Guests and each other. Late last year, we cut our planned capacity growth for 2022 in light of various staffing challenges and felt very good about our ability to operate the revised summer schedule. However, the airline industry has been impacted by an increase in Air Traffic Control ("ATC") programs and restrictions in Florida, largely driven by ATC staffing shortages. This has had an outsized impact on our operations given our large concentration in Florida. As a result, in mid-April, we made the decision to decrease some flying in Florida and increase the buffers in our schedule, which drove additional capacity reductions. We expect to resume our planned capacity levels in the fourth quarter this year due to already-planned crew network changes set to deploy this summer and increased pilot hiring that has been happening throughout the year."

The Company believes that providing analysis of financial and operational performance compared to first quarter 2019 is a more relevant measure of performance than comparing to first quarter 2021 due to the severe impacts from the COVID-19 pandemic on the Company's financial results and operational performance for 2021.

First Quarter 2022 Results
For the first quarter 2022, Spirit Airlines reported a net loss of $194.7 million, or a net loss of $1.79 per diluted share. Excluding special items, adjusted net loss for the first quarter 2022 was $173.5 million1, or an adjusted net loss of $1.60 per diluted share1.

Adjusted EBITDA for the first quarter 2022 was negative $108.2 million and adjusted EBITDA margin was negative 11.2 percent.

Capacity and Load Factor
Capacity, or available seat miles ("ASMs"), in the first quarter 2022 increased 19.2 percent compared to the same period in 2019. Load factor for the first quarter 2022 was 77.2 percent, down 5.5 percentage points compared to the first quarter 2019. Load factors improved sequentially throughout the quarter such that the exit rate for March load factor was in line with the Company's historical averages.

Aircraft utilization in the first quarter 2022 was 10.8 hours, down 11.5 percent compared to the 12.2 hours in the same period of 2019.

Revenue Performance
Total operating revenues for the first quarter 2022 were $967.3 million, an increase of 13.0 percent versus first quarter 2019 due to increased flight volume and higher operating yields. Total revenue per ASM ("TRASM") was down 5.3 percent compared to first quarter 2019. However, TRASM for March 2022 was higher than March 2019 and this was accomplished while growing capacity 17.1 percent in March 2022 compared to March 2019.

On a per passenger flight segment basis, for the first quarter 2022 total revenue per passenger flight segment ("segment") increased 3.9 percent compared to the same period in 2019 to $113.72. Compared to first quarter 2019, fare revenue per segment decreased 7.6 percent to $49.19 and non-ticket revenue per segment increased 14.8 percent to $64.532.
Cost Performance
Compared to the first quarter 2019, total GAAP operating expenses for the first quarter 2022 increased 53.5 percent to $1,178.8 million. Adjusted operating expenses for the first quarter 2022 increased 50.3 percent compared to the first quarter 2019 to $1,151.7 million3. In addition to increased flight volume, these increases were primarily driven by pressure on labor rates and higher fuel prices.

Spirit continues to experience labor cost inflation throughout much of the organization, including for contracted ground service workers (recorded within other operating expense in the Company's condensed consolidated statement of operations). In addition, as a result of the Omicron variant's impact on the Company's staffing levels in early January 2022, the Company offered various incentive pay programs during this period in order to maintain sufficient staffing to minimize flight cancellations, leading to additional wage pressures.

Rising fuel prices were also a primary contributor to increased costs. Fuel price per gallon in the first quarter 2022 was 41.1 percent higher than for the same period in 2019.

“Our strong non-ticket production plus the forward booking curve strength gives us confidence we will see strong yields this summer. However, operational disruptions and limits on utilization are causing delays in our return to profitability. The decision to further limit our capacity this summer does make profitability more challenging in the short run. With constrained capacity levels through the summer, we will be carrying the cost of additional crews and our utilization will be lower than we like, but this does not change the plan to exit the year at close to full utilization and be on our way to a return to a more normalized run rate in 2023. In fact, at these demand levels, even with fuel at more than $100 a barrel, we would have expected to be profitable in the second quarter with around 90 percent of our pre-covid utilization," said Scott Haralson, Spirit’s Chief Financial Officer.

Fleet
Spirit took delivery of three new A320neo aircraft during the first quarter 2022. The Company ended the quarter with 176 aircraft in its fleet.

Liquidity and Capital Deployment
Spirit ended first quarter 2022 with unrestricted cash, cash equivalents, short-term investment securities and liquidity available under the Company's revolving credit facility of $1.6 billion.

Total capital expenditures, including net pre-delivery purchase deposits for the three months ended March 31, 2022 were $53.2 million, primarily related to the purchase of spare parts, including one spare engine.

Tax Rate
On a GAAP basis, the Company’s effective tax rate for the first quarter 2022 was 20.2 percent. The Company’s non-GAAP tax rate for the first quarter 2022 was 20.0 percent.

Forward Looking Guidance
The second quarter and full year 2022 guidance items provided below are based on the Company's current estimates and are not a guarantee of future performance. There could be significant risks and uncertainties that could cause actual results to differ materially, including the risk factors discussed in the Company's reports on file with the Securities and Exchange Commission. Spirit undertakes no duty to update any forward-looking statements or estimates.

Adjusted operating expenses and adjusted pre-tax margin are non-GAAP financial measures, which are provided on a forward-looking basis. The Company does not provide a reconciliation of non-GAAP forward-looking measures on a forward-looking basis where the Company believes such reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items included in/excluded from the GAAP financial measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Company’s control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Non-GAAP forward-looking measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Second Quarter 2022E
Adjusted operating expenses ($Millions)(1)(2)	$1,355 to $1,365
Adjusted Pre-tax margin (%)(1)	(3)% to (5)%
Fuel cost per gallon ($)(2)	$3.85 to $3.90
Fuel gallons (Millions)	130.7
Interest expense net of capitalized interest ($Millions)	$30
Effective tax rate(1)	21%
Diluted share count (Millions)	108.6

Full Year 2022E
Total capital expenditures ($Millions)(3)
Pre-delivery deposits, net of refunds	$(20)
Aircraft and engine purchases	$30
Other capital expenditures	$240

	1Q2022A	2Q2022E	3Q2022E	4Q2022E
Available Seat Miles % Change vs. 2019	19.2%	~10.5%	~14.0%	~35%

(1)Excludes special items which may include loss on disposal of assets, special charges and credits, and other items which are not estimable at this time.
(2)Includes fuel taxes and into-plane fuel cost.
(3)Total Capital Expenditures assumes all new aircraft deliveries are either delivered under direct leases or financed through Sale-leaseback transactions. Includes approximately $100 million of capital expenditures related to the building of Spirit's new facilities in Dania Pointe, FL.

First Quarter 2022 Highlights
•In February 2022, for the fourth year in a row, Spirit was awarded the FAA’s highest award for Technical Training, the Diamond Award of Excellence. This award is only achieved if 100% of technicians receive the FAA’s Aircraft Maintenance Technician (“AMT”) Certificate of Training
•Launched its partnership with the nation's largest flight school, Jacksonville-based ATP Flight School. This new program will expand the carrier's pipeline of highly skilled, professional pilots. It also provides graduates with the fastest track to a successful career as a Spirit pilot
•Announced the addition of new Pilot and Flight Attendant bases at Miami International Airport (MIA) and Hartsfield-Jackson Atlanta International Airport (ATL)
•Completed its terminal move at LaGuardia Airport (LGA) to the historic Marine Air Terminal
•Hosted the Spirit Open with Team Members, aviation industry professionals and community leaders joining together to help The Spirit Charitable Foundation raise more than $1.5 million for nonprofit organizations

Conference Call/Webcast Detail
Spirit will conduct a conference call to discuss these results tomorrow, May 5, 2022, at 10:00 a.m. Eastern US Time. A live audio webcast of the conference call will be available to the public on a listen-only basis at http://ir.spirit.com. An archive of the webcast will be available under "Events & Presentations" for 60 days.

Merger Agreement with Frontier
As previously announced, Spirit Airlines, Inc. entered into a merger agreement with Frontier Group Holdings, Inc. on February 5, 2022. The merger is expected to close in the second half of 2022, subject to satisfaction of customary closing conditions, including completion of the regulatory review process and approval by Spirit stockholders.

About Spirit Airlines
Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky. We are the leader in providing customizable travel options starting with an unbundled fare. This allows our Guests to pay only for the options they choose — like bags, seat assignments and refreshments — something we call À La Smarte. We make it possible for our Guests to venture further and discover more than ever before. Our Fit Fleet® is one of the youngest and most fuel-efficient in the U.S. We serve destinations throughout the U.S., Latin America and the Caribbean and are dedicated to giving back and improving those communities. Come save with us at spirit.com.

Investors are encouraged to read the Company's periodic and current reports filed with or furnished to the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, for additional information regarding the Company.

End Notes
(1) See "Reconciliation of Adjusted EBITDA to GAAP Net Income" and "Reconciliation of Adjusted Net Income, Adjusted Pre-tax Income, and Adjusted Operating Income to GAAP Net Income" tables below for more details.
(2) See "Calculation of Total Non-Ticket Revenue per Passenger Flight Segment" table below for more details.
(3) See "Reconciliation of Adjusted Operating Expenses to GAAP Operating Expenses" table below for more details.

Forward Looking Statements
Forward-Looking Statements in this report and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Forward-looking statements include, without limitation, guidance for 2022 and statements regarding the Company's intentions and expectations regarding revenues, cash burn, capacity and passenger demand, additional financing, capital spending, operating costs and expenses, taxes, EBITDA, EBITDA margin, hiring, aircraft deliveries and stakeholders, vendors and government support. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors include, among others, the extent of the impact of the COVID-19 pandemic on the Company’s business, results of operations and financial condition, and the extent of the impact of the COVID-19 pandemic on overall demand for air travel, restrictions on the Company’s business by accepting financing under the CARES Act and other related legislation, the competitive environment in our industry, our ability to keep costs low and the impact of worldwide economic conditions, including the impact of economic cycles or downturns on customer travel behavior, the consummation of the merger with Frontier and other factors, as described in the Company’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Furthermore, such forward-looking statements speak only as of the date of this release. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Risks or uncertainties (i) that are not currently known to us, (ii) that we currently deem to be immaterial, or (iii) that could apply to any company, could also materially adversely affect our business, financial condition, or future results. Additional information concerning certain factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

The Company does not provide a reconciliation of forward-looking measures on a forward-looking basis where the Company believes such reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items included in/excluded from the non-GAAP financial measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Company’s control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Non-GAAP forward-looking measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

SPIRIT AIRLINES, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per-share amounts)

	Three Months Ended			Percent Change
	March 31,
	2022	2021	2019	2022 vs. 2021	2022 vs. 2019
Operating revenues:
Passenger	$949,744	$450,335	$838,065	110.9	13.3
Other	17,571	10,944	17,731	60.6	(0.9)
Total operating revenues	967,315	461,279	855,796	109.7	13.0

Operating expenses:
Salaries, wages and benefits	305,890	245,692	203,901	24.5	50.0
Aircraft fuel	368,585	142,930	229,636	157.9	60.5
Landing fees and other rents	82,936	72,108	59,649	15.0	39.0
Depreciation and amortization(1)	76,191	74,312	50,726	2.5	50.2
Aircraft rent	66,044	54,782	45,782	20.6	44.3
Maintenance, materials and repairs	45,515	29,903	31,604	52.2	44.0
Distribution	35,351	23,642	35,719	49.5	(1.0)
Loss on disposal of assets	11,552	1,117	1,913	NM	NM
Special charges (credits)	15,563	(176,938)	—	NM	NM
Other operating	171,156	96,261	109,062	77.8	56.9
Total operating expenses	1,178,783	563,809	767,992	109.1	53.5

Operating income (loss)	(211,468)	(102,530)	87,804	106.2	(340.8)

Other (income) expense:
Interest expense	37,880	44,806	24,971	(15.5)	51.7
Capitalized interest	(5,262)	(4,732)	(2,557)	11.2	105.8
Interest income	(467)	(4,371)	(6,924)	(89.3)	(93.3)
Other (income) expense	417	(52)	233	NM	NM
Total other (income) expense	32,568	35,651	15,723	(8.6)	107.1

Income (loss) before income taxes	(244,036)	(138,181)	72,081	76.6	(438.6)
Provision (benefit) for income taxes	(49,333)	(25,860)	16,005	90.8	(408.2)

Net income (loss)	$(194,703)	$(112,321)	$56,076	73.3	(447.2)
Basic earnings (loss) per share	$(1.79)	$(1.15)	$0.82	55.7	(318.3)
Diluted earnings (loss) per share	$(1.79)	$(1.15)	$0.82	55.7	(318.3)

Weighted-average shares, basic	108,581	97,775	68,380	11.1	58.8
Weighted-average shares, diluted	108,581	97,775	68,516	11.1	58.5
NM: "Not Meaningful"

(1)2021 includes amounts related to accelerated depreciation. See Special Items table for more details.

SPIRIT AIRLINES, INC.
Selected Operating Statistics
(unaudited)

	Three Months Ended March 31,			Percent Change
Operating Statistics	2022	2021	2019		2022 vs. 2021		2022 vs. 2019
Available seat miles (ASMs) (thousands)	11,718,896	7,976,158	9,829,044		46.9%		19.2%
Revenue passenger miles (RPMs) (thousands)	9,050,034	5,747,555	8,133,030		57.5%		11.3%
Load factor (%)	77.2	72.1	82.7	5.1	pts	(5.5)	pts
Passenger flight segments (thousands)	8,506	5,474	7,820		55.4%		8.8%
Departures	60,958	40,002	52,175		52.4%		16.8%
Total operating revenue per ASM (TRASM) (cents)	8.25	5.78	8.71		42.7%		(5.3)%
Average yield (cents)	10.69	8.03	10.52		33.1%		1.6%
Fare revenue per passenger flight segment ($)	49.19	31.84	53.24		54.5%		(7.6)%
Non-ticket revenue per passenger flight segment ($)	64.53	52.43	56.20		23.1%		14.8%
Total revenue per passenger flight segment ($)	113.72	84.27	109.44		34.9%		3.9%
CASM (cents)	10.06	7.07	7.81		42.3%		28.8%
Adjusted CASM (cents) (1)	9.83	9.25	7.79		6.3%		26.2%
Adjusted CASM ex-fuel (cents) (1)(2)	6.68	7.46	5.46		(10.5)%		22.3%
Fuel gallons consumed (thousands)	124,916	80,546	109,828		55.1%		13.7%
Average fuel cost per gallon ($)	2.95	1.77	2.09		66.7%		41.1%
Aircraft at end of period	176	159	133		10.7%		32.3%
Average daily aircraft utilization (hours)	10.8	7.6	12.2		42.1%		(11.5)%
Average stage length (miles)	1,048	1,040	1,029		0.8%		1.8%

(1)Excludes operating special items. In prior periods, we excluded supplemental rent adjustments related to the modification of aircraft or engine leases from our non-GAAP measures. However, we no longer exclude supplemental rent adjustments and, as such, Adjusted CASM and Adjusted CASM ex-fuel shown above for 2021 have been revised to reflect this change.
(2)Excludes fuel expense and operating special items.

Non-GAAP Financial Measures

The Company evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (“GAAP”) and non-GAAP financial measures, including Adjusted operating expenses, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted operating income (loss), Adjusted operating margin, Adjusted pre-tax income (loss), Adjusted pre-tax margin, Adjusted net income (loss), Adjusted diluted earnings (loss) per share and Adjusted CASM. These non-GAAP financial measures are provided as supplemental information to the financial information presented in this press release that is calculated and presented in accordance with GAAP and these non-GAAP financial measures are presented because management believes that they supplement or enhance management’s, analysts’ and investors’ overall understanding of the Company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in the method of calculation and in the items being adjusted. We encourage investors to review our financial statements and other filings with the Securities and Exchange Commission in their entirety and not to rely on any single financial measure.

The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release (other than forward-looking non-GAAP financial measures) to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Per unit amounts presented are calculated from the underlying amounts.

The Company believes that adjusting for special charges (credits), gains and losses on disposal of assets, costs associated with accelerated asset retirements is useful to investors because these items are not indicative of the Company’s ongoing performance and the adjustments are similar to those made by our peers and allow for enhanced comparability to other airlines. In prior periods, we excluded supplemental rent adjustments related to the modification of aircraft or engine leases from our non-GAAP measures. However, we no longer exclude supplemental rent adjustments and, as such, non-GAAP measures for 2021, 2020, and 2019 have been revised to reflect this change and no longer exclude any previously reported supplemental rent adjustments.

Operating expenses per available seat mile (“CASM”) is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. We exclude aircraft fuel and related taxes and special items from operating expenses to determine Adjusted CASM ex-fuel. We also believe that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence and increases comparability with other airlines that also provide a similar metric.

Calculation of Total Non-Ticket Revenue per Passenger Flight Segment
(unaudited)

	Three Months Ended
	March 31,
(in thousands, except per-segment data)	2022	2021	2019
Operating revenues
Fare	$418,418	$174,287	$416,345
Non-fare	531,326	276,048	421,720
Total passenger revenues	949,744	450,335	838,065
Other revenues	17,571	10,944	17,731
Total operating revenues	$967,315	$461,279	$855,796

Non-ticket revenues (1)	$548,897	$286,992	$439,451

Passenger segments	8,506	5,474	7,820

Non-ticket revenue per passenger flight segment ($)	$64.53	$52.43	$56.20

(1)Non-ticket revenues equals the sum of non-fare passenger revenues and other revenues.

Special Items
(unaudited) (1)

	Three Months Ended
	March 31,
(in thousands)	2022	2021	2019
Operating special items include the following:
Accelerated depreciation (2)	$—	$1,789	$—
Loss on disposal of assets (3)	11,552	1,117	1,913
Operating special expense (credit) (4)	15,563	(176,938)	—
Total operating special items	$27,115	$(174,032)	$1,913

Total special items (1)	$27,115	$(174,032)	$1,913

(1)Refer to the section "Non-GAAP Financial Measures" for additional information.
(2)2021 includes amounts related to the accelerated depreciation on current aircraft seats related to the retrofit of 36 aircraft with new Acro6 seats.
(3)2022 includes amounts related to the impairment of one spare engine and the loss on three aircraft sale leaseback transactions. 2021 includes amounts related to the sale of auxiliary power units and the disposal of excess and obsolete inventory. 2019 includes amounts primarily related to the disposal of excess and obsolete inventory.
(4)2022 includes amounts related to legal, advisory, retention bonus program and other fees related to the Agreement and Plan of Merger (the “Merger Agreement”) with Frontier Group Holdings executed during the first quarter of 2022. 2021 include amounts related to the grant component of the PSP2 agreement with the Treasury and to the CARES Act Employee Retention credit; partially offset by amounts recorded in connection with the rehire of Team Members previously terminated under the Company's involuntary employee separation program but which were rehired in compliance with the restrictions mandated by the Company's participation in the PSP2 program.

Reconciliation of Adjusted Operating Expenses to GAAP Operating Expenses
(unaudited)

	Three Months Ended
	March 31,
(in thousands, except CASM data in cents)	2022	2021	2019
Total operating expenses, as reported	$1,178,783	$563,809	$767,992
Less: Operating special items expense (credit)	27,115	(174,032)	1,913
Adj. Operating expenses, non-GAAP (1)	1,151,668	737,841	766,079
Less: Aircraft fuel expense	368,585	142,930	229,636
Adj. Operating expenses excluding fuel, non-GAAP (2)	$783,083	$594,911	$536,443

Available seat miles	11,718,896	7,976,158	9,829,044

CASM (cents)	10.06	7.07	7.81
Adj. CASM (cents) (1)	9.83	9.25	7.79
Adj. CASM ex-fuel (cents) (2)	6.68	7.46	5.46

(1)Excludes operating special items. Refer to the section "Non-GAAP Financial Measures" for additional information.
(2)Excludes operating special items and aircraft fuel expense. Refer to the section "Non-GAAP Financial Measures" for additional information.

Reconciliation of Adjusted EBITDA to GAAP Net Income
(unaudited)

	Three Months Ended
	March 31,
(in thousands)	2022	2021	2019
Net income (loss), as reported	$(194,703)	$(112,321)	$56,076
Add: Provision (benefit) for income taxes	(49,333)	(25,860)	16,005
Add: Total other (income) expense	32,568	35,651	15,723
Add: Depreciation and amortization, as reported (1)	76,191	74,312	50,726
EBITDA	(135,277)	(28,218)	138,530
EBITDA margin	(14.0)%	(6.1)%	16.2%
Add:
Loss on disposal of assets (2)	11,552	1,117	1,913
Operating special expense (credit) (2)	15,563	(176,938)	—
Adj. EBITDA (3)	$(108,162)	$(204,039)	$140,443
Adj. EBITDA margin (3)	(11.2)%	(44.2)%	16.4%

Total operating revenues	$967,315	$461,279	$855,796

(1)2021 includes accelerated depreciation amounts. See Special Items table for more details.
(2)See "Special Items" for more details. Refer to the section "Non-GAAP Financial Measures" for additional information.
(3)Excludes operating special items. Refer to the section "Non-GAAP Financial Measures" for additional information.

Reconciliation of Adjusted Provision (Benefit) for Income Taxes to GAAP Provision (Benefit) for Net Income (unaudited)

	Three Months Ended
	March 31,
(in thousands)	2022	2021	2019
Provision (benefit) for income taxes, as reported	$(49,333)	$(25,860)	$16,005
Less: Net Income (loss) tax impact of special items	(5,869)	40,481	(459)
Adj. Provision (benefit) for income taxes, net, non-GAAP (1)	$(43,464)	$(66,341)	$16,464

(1)The Company determined the Adjusted Provision (Benefit) for Income Taxes by calculating our estimated annual effective tax rate on adjusted pre-tax income and applying it to Adjusted Income (Loss) Before Income Taxes, before giving effect to discrete items.

Reconciliation of Adjusted Net Income, Adjusted Pre-Tax Income, and Adjusted Operating Income to GAAP Net Income (unaudited) (1)

	Three Months Ended
	March 31,
(in thousands, except per-share data)	2022	2021	2019
Net income (loss), as reported	$(194,703)	$(112,321)	$56,076
Add: Provision (benefit) for income taxes	(49,333)	(25,860)	16,005
Income (loss) before income taxes, as reported	(244,036)	(138,181)	72,081
Pre-tax margin	(25.2)%	(30.0)%	8.4%
Add: Special items expense (credit) (2)	27,115	(174,032)	1,913
Adj. Income (loss) before income taxes, non-GAAP (3)	(216,921)	(312,213)	73,994
Adj. Pre-tax margin, non-GAAP (3)	(22.4)%	(67.7)%	8.6%
Add: Adj. total other (income) expense	32,568	35,651	15,723
Adj. Operating income (loss), non-GAAP (3)	(184,353)	(276,562)	89,717
Adj. Operating margin, non-GAAP (3)	(19.1)%	(60.0)%	10.5%

Provision (benefit) for income taxes (4)	(43,464)	(66,341)	16,464
Adj. Net income (loss), non-GAAP (3)	$(173,457)	$(245,872)	$57,530

Weighted-average shares, diluted	108,581	97,775	68,516

Adj. Net income (loss) per share, diluted (3)	$(1.60)	$(2.51)	$0.84

Total operating revenues	$967,315	$461,279	$855,796

(1)Refer to the section "Non-GAAP Financial Measures" for additional information.
(2)See "Special Items" for more details.
(3)Excludes operating special items. Refer to the section "Non-GAAP Financial Measures" for additional information.
(4)See "Reconciliation of Adjusted Provision (Benefit) for Income Taxes to GAAP Provision (Benefit) for Net Income" table above for more details.

Reconciliation of Adjusted Net Income per Share to GAAP Net Income per Share (unaudited) (1)

	Three Months Ended
	March 31,
(per share)	2022	2021	2019
Net income (loss) per share, diluted, as reported	$(1.79)	$(1.15)	$0.82
Add: Impact of special items	0.25	(1.78)	0.03
Add: Tax impact of special items (1)	(0.05)	0.41	(0.01)
Adj. Net income (loss) per share, diluted, non-GAAP (2)	$(1.60)	$(2.51)	$0.84

(1)Reflects the difference between the Company's GAAP Provision for Income Taxes and Adjusted Provision for Income Taxes as presented in the Reconciliation of Adjusted Net income to GAAP Net Income, on a per share basis and before discrete items excluded in the Non-GAAP measure.
(2)Refer to the section "Non-GAAP Financial Measures" for additional information.